Exhibit 99.1

Press Release

February 3, 2011	Contact Information:

For Immediate Release	Michael H. Shapiro
Vice President and Chief Financial Officer
414.643.3000
Rexnord LLC Reports Third Quarter Results for Fiscal 2011
Call scheduled for Friday, February 4, 2011 at 10:00 a.m. Eastern Time
MILWAUKEE, WI - February 3, 2011
Third Quarter Highlights:

•	Third quarter net sales were $420 million, an increase of 15% from the prior year third quarter. Core sales growth was also 15% in the quarter.

•
Third quarter income from operations was $50 million, an increase of 36% from the prior year third quarter; income from operations as a percent of net sales increased 190 basis points year-over-year to 12% of net sales.

•	Third quarter Adjusted EBITDA was $80 million; Adjusted EBITDA as a percentage of net sales increased 40 basis points year-over-year to 19% of net sales.

•	Net debt leverage ratio at the end of the third quarter was 5.8x compared to 6.7x at March 31, 2010 and the senior secured leverage ratio was 1.41 to 1.0 compared to 1.84 to 1.0 at March 31, 2010.

•	Cash balances were $318 million at January 1, 2011. Total liquidity (cash plus available borrowings) at January 1, 2011 was $521 million.
“We are pleased with our third quarter performance. Our investments in growth capabilities and improving fundamentals in some of our core industrial vertical markets should continue to deliver solid core sales growth and strong financial results,” commented Todd A. Adams, President and Chief Executive Officer.
Third Quarter 2011 Segment Highlights
Process & Motion Control
Process & Motion Control ("PMC") net sales in the third quarter were $299.6 million, an increase of 22% from the prior year. Core sales in PMC increased 23% as foreign currency translation unfavorably impacted net sales by 1%. The year-over-year increase in net sales was driven by solid international growth, improving end-market demand in our North American businesses and market share gains across many of our businesses.
PMC Adjusted EBITDA in the third quarter increased 29% to $66.3 million and Adjusted EBITDA as a percentage of sales increased 120 basis points to 22% of sales through operating leverage on higher year-over-year sales volume, productivity gains and cost reductions, partially offset by higher material costs and targeted investments in new product development and global growth capabilities.

Water Management
Water Management net sales in the third quarter were $120.2 million, an increase of 1% from the prior year third quarter. Core sales increased 1% in the third quarter as market share gains and growth in alternative markets offset the overall decline in the core infrastructure and non-residential construction markets.

Water Management Adjusted EBITDA in the third quarter decreased 10% to $20.8 million and Adjusted EBITDA as a percentage of sales decreased 210 basis points to 17% of sales primarily due to higher year-over-year material costs and the impact of variability in the profitability of certain water and wastewater project shipments.

EBITDA, Adjusted EBITDA and Free Cash Flow
Rexnord considers EBITDA and Adjusted EBITDA as key financial indicators of operating performance.
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.
Adjusted EBITDA corresponds to “EBITDA” in the Company's credit agreement. Adjusted EBITDA is defined in the credit agreement governing our senior secured credit facilities as net income, adjusted for the items summarized in the table below entitled “Reconciliation of EBITDA and Adjusted EBITDA.” Our credit agreement requires us to maintain a maximum senior secured bank leverage ratio (defined in our credit agreement as the ratio of net senior secured bank debt to Adjusted EBITDA) of no more than 4.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facilities). Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. For more information regarding the limitations of using measures such as EBITDA and Adjusted EBITDA as indicators of our operating performance, please see the risk factor entitled “The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results” in Exhibit 99.1 to our current report on Form 8-K furnished on October 10, 2008.
We define Free Cash Flow as cash flow from operations less capital expenditures.

About Rexnord
Headquartered in Milwaukee, Wisconsin, we believe we are a leading, global multi-platform industrial company comprised of two strategic platforms: PMC and Water Management, with approximately 6,000 employees worldwide. Our PMC platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems where our customers' reliability requirements and cost of failure or downtime is extremely high. The PMC product portfolio includes gears, couplings, industrial bearings, aerospace bearings and seals, FlatTop modular belting, engineered chain and conveying equipment. Our Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. The Water Management product portfolio includes professional grade specification drainage products, flush valves and faucet products, Pex piping and engineered valves and gates for the water and wastewater treatment market. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.
Conference Call Details
Rexnord will hold a conference call on Friday, February 4, 2011 at 10:00 a.m. Eastern Time to discuss its fiscal 2011 third quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Vice President and CFO, Michael Shapiro, will co-host the call. The conference call can be accessed via telephone as follows:
Domestic toll-free #: 888-211-4431
International toll #: 913-312-0822
Access Code: 9427638
The web presentation can be accessed via the following web link:
Meeting URL: https://www119.livemeeting.com/cc/vcc/join
Meeting ID: w9427638
Entry Code: A942763
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 1:00 p.m. Eastern Time, February 4, 2011 until 1:00 p.m. Eastern Time, February 18, 2011. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international) with access code 9427638.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	January 1, 2011	December 26, 2009	January 1, 2011	December 26, 2009
Net sales	$419.8	$365.7	$1,239.4	$1,103.3
Cost of sales	275.8	241.6	809.2	739.9
Gross profit	144.0	124.1	430.2	363.4
Selling, general and administrative expenses	81.2	72.6	241.0	222.4
Restructuring and other similar charges	—	1.1	—	4.3
Amortization of intangible assets	12.4	13.3	36.4	37.4
Income from operations	50.4	37.1	152.8	99.3
Non-operating expense:
Interest expense, net	(42.7)	(45.3)	(131.3)	(136.4)
Loss on the extinguishment of debt	—	—	(100.8)	—
Other expense, net	(4.7)	(8.4)	(2.8)	(1.3)
Income (loss) before income taxes	3.0	(16.6)	(82.1)	(38.4)
(Benefit) provision for income taxes	(1.4)	(19.4)	6.0	(21.7)
Net income (loss)	$4.4	$2.8	$(88.1)	$(16.7)

RBS Global, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	January 1, 2011	March 31, 2010
Assets
Current assets:
Cash and cash equivalents	$317.9	$263.2
Receivables, net	240.2	234.1
Inventories, net	294.9	273.8
Other current assets	36.0	29.4
Total current assets	889.0	800.5
Property, plant and equipment, net	352.4	376.2
Intangible assets, net	656.7	688.5
Goodwill	1,015.9	1,012.2
Insurance for asbestos claims	86.0	86.0
Other assets	31.0	51.8
Total assets	$3,031.0	$3,015.2
Liabilities and stockholders' (deficit) equity
Current liabilities:
Current portion of long-term debt	$11.6	$5.3
Trade payables	139.4	135.3
Compensation and benefits	56.1	58.7
Current portion of pension and postretirement benefit obligations	6.1	6.1
Interest payable	37.0	30.2
Other current liabilities	86.5	80.3
Total current liabilities	336.7	315.9

Long-term debt	2,210.5	2,123.9
Pension and postretirement benefit obligations	125.5	137.5
Deferred income taxes	247.7	249.9
Reserve for asbestos claims	86.0	86.0
Other liabilities	48.3	47.8
Total liabilities	3,054.7	2,961.0

Stockholders' (deficit) equity:
Common stock, $0.01 par value; 3,000 shares authorized and 1,000 shares issued and outstanding	0.1	0.1
Additional paid-in capital	535.6	533.6
Retained deficit	(467.9)	(379.8)
Accumulated other comprehensive loss	(91.5)	(99.7)
Total stockholders' (deficit) equity	(23.7)	54.2
Total liabilities and stockholders' (deficit) equity	$3,031.0	$3,015.2

RBS Global, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Nine Months Ended
	January 1, 2011	December 26, 2009
Operating activities
Net loss	$(88.1)	$(16.7)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	43.2	44.2
Amortization of intangible assets	36.4	37.4
Amortization of deferred financing costs	5.8	8.3
Loss on dispositions of property, plant and equipment	1.4	0.6
Equity in earnings of unconsolidated affiliates	(4.1)	(0.3)
Other non-cash charges (credits)	1.1	(10.9)
Loss on debt extinguishment	100.8	—
Stock-based compensation expense	4.1	4.1
Changes in operating assets and liabilities:
Receivables	(3.9)	41.8
Inventories	(16.4)	57.6
Other assets	(2.8)	7.0
Accounts payable	3.3	(24.6)
Accruals and other	(4.3)	(7.9)
Cash provided by operating activities	76.5	140.6

Investing activities
Expenditures for property, plant and equipment	(19.7)	(13.6)
Proceeds from sale of unconsolidated affiliate	0.9	—
Acquisitions, net of cash	1.2	—
Cash used for investing activities	(17.6)	(13.6)

Financing activities
Proceeds from borrowings of long-term debt	1,145.0	—
Repayments of long-term debt	(1,070.4)	(115.1)
Proceeds from borrowings of short-term debt	1.6	—
Repayments of short-term debt	(1.8)	(1.1)
Payment of deferred financing fees	(14.6)	(4.9)
Payment of tender premium	(63.5)	—
Dividend payment to parent company	(2.4)	(30.0)
Excess tax benefit on exercise of stock options	0.5	—
Cash used for financing activities	(5.6)	(151.1)
Effect of exchange rate changes on cash and cash equivalents	1.4	4.8
Increase (decrease) in cash and cash equivalents	54.7	(19.3)
Cash and cash equivalents at beginning of period	263.2	277.5
Cash and cash equivalents at end of period	$317.9	$258.2

RBS Global, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA
Third quarter
(in millions)
(Unaudited)

	Quarter Ended
	January 1, 2011	December 26, 2009
Net income	$4.4	$2.8
Interest expense, net	42.7	45.3
Income tax benefit	(1.4)	(19.4)
Depreciation and amortization	27.3	28.3
EBITDA	$73.0	$57.0

Adjustments to EBITDA (1)
Restructuring and other similar costs	—	1.1
Stock option expense	1.4	1.1
LIFO expense	1.0	0.9
CDSOA Recovery	(0.7)	(0.8)
Other expense, net	5.4	9.2
Subtotal of adjustments to EBITDA	7.1	11.5
Adjusted EBITDA	$80.1	$68.5
Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)    Adjustments to EBITDA
We define Adjusted EBITDA as net income (loss) plus interest, income taxes, depreciation and amortization, adjustments for restructuring, stock-based compensation expense, last-in first-out ("LIFO") inventory adjustments, other expense, and nonrecurring items, in each case as permitted under our credit agreement. Other expense, net for the quarter ended January 1, 2011, consists of management fee expense of $0.8 million, foreign currency transaction losses of $4.4 million and other miscellaneous losses of $0.2 million. Other expense, net for the quarter ended December 26, 2009, consists of management fee expense of $0.8 million, loss on the sale of fixed assets of $0.4 million, foreign currency transaction losses of $6.9 million and other miscellaneous losses of $1.1 million.

RBS Global, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA
Nine Months Ended
(in millions)
(Unaudited)

	Nine Months Ended
	January 1, 2011	December 26, 2009
Net loss	$(88.1)	$(16.7)
Interest expense, net	131.3	136.4
Income tax provision (benefit)	6.0	(21.7)
Depreciation and amortization	79.6	81.6
EBITDA	$128.8	$179.6

Adjustments to EBITDA (1)
Restructuring and other similar costs	—	4.3
Loss on extinguishment of debt	100.8	—
Stock option expense	4.1	4.1
Impact of inventory fair value adjustments	—	0.3
LIFO expense	3.0	3.4
CDSOA Recovery	(0.7)	(0.8)
Other expense, net	3.5	2.1
Subtotal of adjustments to EBITDA	110.7	13.4
Adjusted EBITDA	$239.5	$193.0
Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)    Adjustments to EBITDA
We define Adjusted EBITDA as net income (loss) plus interest, income taxes, depreciation and amortization, adjustments for restructuring, stock-based compensation expense, LIFO inventory adjustments, other expense, and nonrecurring items, in each case as permitted under our credit agreement. Other expense, net for the nine months ended January 1, 2011, consists of management fee expense of $2.3 million, loss on the sale of fixed assets of $1.4 million, income in unconsolidated affiliates of $4.0 million (including a $3.4 million gain recorded as a result of our step acquisition of 100% of the voting shares in Mecánica Falk on August 31, 2010), foreign currency transaction losses of $3.4 million and other miscellaneous losses of $0.4 million. Other expense, net for the nine months ended December 26, 2009, consists of management fee expense of $2.3 million, transaction costs associated with the debt exchange offer of $6.0 million, foreign currency transaction gains of $7.9 million, loss on the sale of fixed assets of $0.6 million, income in unconsolidated affiliates of $0.3 million and other miscellaneous losses of $1.4 million.

RBS Global, Inc. and Subsidiaries
Supplemental Data
(in millions)
(Unaudited)

	Fiscal 2011
	Q1	Q2	Q3	Q4	Total
Net sales
Process and Motion Control	$265.5	$282.1	$299.6		$847.2
Water Management	141.8	130.2	120.2		392.2
Corporate	—	—	—		—
Total	$407.3	$412.3	$419.8		$1,239.4

Adjusted EBITDA
Process and Motion Control	$55.0	$62.6	$66.3		$183.9
Water Management	30.2	25.6	20.8		76.6
Corporate	(6.9)	(7.1)	(7.0)		(21.0)
Total	$78.3	$81.1	$80.1		$239.5

Adjusted EBITDA %
Process and Motion Control	20.7%	22.2%	22.1%		21.7%
Water Management	21.3%	19.7%	17.3%		19.5%
Total (including Corporate)	19.2%	19.7%	19.1%		19.3%

	Fiscal 2010
	Q1	Q2	Q3	Q4	Total
Net sales
Process and Motion Control	$234.4	$238.4	$246.4	$284.5	$1,003.7
Water Management	133.5	131.3	119.3	122.2	506.3
Corporate	—	—	—	—	—
Total	$367.9	$369.7	$365.7	$406.7	$1,510.0

Adjusted EBITDA
Process and Motion Control	$37.4	$47.0	$51.6	$70.5	$206.5
Water Management	27.1	29.2	23.2	22.8	102.3
Corporate	(8.6)	(7.6)	(6.3)	(6.2)	(28.7)
Total	$55.9	$68.6	$68.5	$87.1	$280.1

Adjusted EBITDA %
Process and Motion Control	16.0%	19.7%	20.9%	24.8%	20.6%
Water Management	20.3%	22.2%	19.4%	18.7%	20.2%
Total (including Corporate)	15.2%	18.6%	18.7%	21.4%	18.5%